Exhibit T3A.2.47

A0521120

FILED
In the office of the Secretary of State of the State of California

FEB 25 1999

/s/ Bill Jones
BILL JONES, Secretary of State

490237

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

THRIFTY REALTY COMPANY
(a California Corporation)

To:	The Secretary of State
State of California

Pursuant to the provisions of the General Corporation Law of the State of California, the undersigned officers of the corporation herein after named do hereby certify as follows:

1.	The name of the Corporation is THRIFTY REALTY COMPANY.

2.	The Corporation’s Articles of Incorporation are hereby amended and restated to read in full as follows:

Article I.        The name of the Corporation is RITE AID LEASE MANAGEMENT COMPANY.

Article II.      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Article III.     The total number of shares of stock of all classes that the Corporation shall have authority to issue is Three Hundred Seventy-five Thousand (375,000) shares of capital stock, of which Seventy-five Thousand shares are classified as Common Stock, par value One Dollar ($1.00) per share, and Three Hundred Thousand (300,000) shares are classified as Cumulative Preferred Stock, Class A, par value One Hundred Dollars ($100.00) per share (“Class A Preferred”). The rights, preferences, privileges and restrictions granted to or imposed upon the respective classes of shares or the holders thereof are as follows:

1.	Rank. The Class A Preferred shall, with respect to dividend rights and upon liquidation, winding up and dissolution, rank (i) senior to the Common Stock and to all classes and series of stock of the Corporation now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Class A Preferred, or which do not specify their rank (collectively with the Common Stock, the “Junior Securities”); (ii) on a parity with each other class of capital stock or series of preferred stock sued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank on a parity with the Class A Preferred as to dividend distributions and distributions upon the liquidation. winding up and dissolution of the Corporation (collectively referred to as “Parity Securities”), provided that any such Parity Securities that were not approved by the holders of Class A Preferred in accordance with Section 7.1 hereof shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of capital stock or other series of Class A Preferred issued by the Corporation after the date hereof, the terms of which specifically provide that such class or series will rank senior to the Class A Preferred as to divided distribution and distributions upon the liquidation, winding up and dissolution of the Corporations (collectively referred to as “Senior Securities”), provided that any such Senior Securities that were not approved by the holders of Class A Preferred in accordance with Section 7.1 hereof shall be deemed to be Junior Securities and not Senior Securities.

2.	Dividends. Dividends are payable on the Class A Preferred as follows:

2.1.	The holders of shares of the Class A Preferred in preference to the Junior Securities shall be entitled to receive, out of funds legally available for the purpose, and when, as, and if declared by the Board of Directors of the Corporation, dividends payable in cash at the annual rate of 7.00% of the par value plus, with respect to such dividends, any Additional Amounts.

2.2.	Such dividends shall be cumulative and shall accrue from the Issue Date whether or not earned or declared and be payable in arrears in cash in equal quarterly payments on January 1, April 1, July 1 and October 1 of each year (each of such dates being a “Dividend Payment Date”), to holders of record at the close of business on the 15th day of the month preceding the applicable Dividend Payment Date for dividends declared by the Board of Directors (the “Record Date”). in preference to dividends on any Junior Securities, commencing on April 1, 1999 with respect to Class A Preferred issued prior to that Dividend Payment Date. Dividends on such Class A Preferred shall be paid only in cash. All dividends paid with respect to shares of Class A Preferred pursuant to this Section 2.2 shall be paid pro rata to the hold entitled thereto.

2.3.	Accrued but unpaid dividends for any past dividend periods may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a regular Dividend Payment Date, to holders of record on the books of. the Corporation on the 15th day of the month preceding the declaration of dividend. Holders of shares of Class A Preferred shall not be entitled to any dividends in excess of full cumulative dividends, as herein provided, on the shares of Class A Preferred. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment on the shares of Class A Preferred that may be in arrears. Dividends payable on the Class A Preferred for the first quarterly Dividend Period following the Issue Date (plus any dividend payable for a period less than a full quarterly period) shall be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such dividend. period.

2.4.	So long as any shares of Class A Preferred are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or Junior Securities and other than as provided in Section 2.5 below) shall be declared, paid or set aside for payment or other distribution upon the Common Stock, any Junior Securities, or any Parity Securities, nor shall any shares of the Common Stock, any Junior Securities or any Parity Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to. or set aside or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other Junior Securities) unless, in each case, the full cumulative dividends on all outstanding shares of the Class A Preferred (whether or not earned or declared) shall have been declared and paid, when due, for all Dividend Periods terminating on or prior to the date of payment in respect of such dividend, distribution, redemption, purchase or acquisition.

2.5	When dividend share not paid in full. as provided in Section 2.4 above, upon the shares of the Class A Preferred or any Parity Securities, dividends may be declared and paid upon any such shares, but only if such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share on the Class A Preferred and such other Parity Securities, in all cases shall bear to each other the same ratio that the amount of accumulated but unpaid dividends per share on the shares of the Class A Preferred and such other Parity Securities bear to each other.

2.6	Any dividend payment made on shares of Class A Preferred shall be credited first against the dividends accumulated with respect to the earliest Dividend Period for such Class A Preferred for which dividends have not been paid.

2.7.	If prior to eighteen (18) months after the Issue Date, one or more amendments to the Internal Revenue Code of 1986, as amended (the “IRC”), are enacted that reduce the percentage of the dividends-received deduction below 70% as specified in Section 243(a)(1) of the IRC or any successor provision (the “Dividends-Received Percentage”), certain adjustments may be made in respect of the dividends payable of the Corporation, and Post Declaration Date Dividends (defined below) and Retroactive Dividends (defined below) may become payable, as described in Sections 2.8 through· 2.11 below.

2.8.	The amount of each dividend payable (if declared) per share of Class A Preferred for dividend payments made on or after the effective date of such change in the IRC will be adjusted by multiplying the amount of the dividend payable pursuant to Section 2.1 (before adjustment) by the following fraction (the “DRD Formula”), and rounding the result to the nearest cent (with one-half cent rounded up):

1-.35 (1-.70)
1-.35 (1-DRP)

For the purposes of the DRD Formula “DRP” means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however. that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the IRC, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the IRC or any successor provision thereto, will give rise to an. adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment. the Corporation received either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service (“IRS”) to .the effect that such amendment does not apply to a dividend payable on the Class A Preferred, then such amendment will not result in the adjustment provided for pursuant to the DRD· Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

2.9.	If any such amendment to the IRC is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the “Post Declaration Date Dividends”) equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD formula would be equal to the greater of the Dividends-Received Percentage applicable to the dividend in question and .50), over (y) the dividend paid by the Corporation on such Dividend Payment Date, will be payable (if declared) to holders of Class A Preferred on the record date applicable to the next succeeding Dividend Payment Date in addition to any other amounts payable on such date.

2.10.	If any such amendment to the IRC is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Class A Preferred (each, an “Affecte Dividend Payment Date”), the Corporation will pay (if declared) additional dividends (the “Retroactive Dividends”) to holders of Class A Preferred on the record date applicable to the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to holders of Class A Preferred on the record date following the date of enactment) in an amount equal to the excess of (x) the product of the dividend paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment Date), over (y) the sum of the dividends paid by the Corporation on each Affected Dividend Payment Date. The Corporation only will make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment. the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Class A Preferred, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

2.11.	No adjustment in the dividends payable by the Corporation shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the IRC eighteen (18) months or more after the Issue Date of the Class A Preferred that reduces the Dividend’s-Received Percentage. In the event that the amount of dividends payable per share of the Class A Preferred is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Corporation wilt give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of Class A Preferred. Unless the context otherwise requires, references to dividends include dividends as adjusted by the DRD Formula, Post Declaration Date Dividends and Retroactive Dividends. The Corporation’s calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review absent manifest error.

3.	Liquidation Preference.

3.1.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation which occurs before April 1, 2019, the holders of shares of Class A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (A) an amount in cash equal to· the par value for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon whether or not earned or declared, and (B) any Additional Amounts in respect of such dividends, before any payment shall be made or any assets distributed to the holders of Junior Securities. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Class A Preferred and any Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Class A Preferred and the holders of outstanding shares of such Parity Securities are entitled were paid in full.

3.2.	For the purpose of this Section 3, neither the voluntary sale, conveyance, exchange or transfer (for cash. shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation, nor the consolidation or merger of the Corporation with any one or more other corporations, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

4.	Redemption. The Common Stock is not redeemable. The Class A Preferred is not redeemable prior to April 1, 2019. On April 1, 2019 (the “Redemption Date”), the Class A Preferred shall be redeemed by the Corporation in whole for cash out of any source of funds legally available at a Redemption Price equal to 100% of the par value per share plus all unpaid dividends and any unpaid Additional Amounts thereon (the “Redemption Price”).

5.	Procedure for Redemption.

5.1.	Upon redemption of the Class A Preferred pursuant to Section 4 hereof (notice of such redemption (“Notice of Redemption”) shall be mailed by first-class mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date to the holders of record of the shares to be redeemed at their respective addresses as they shall appear in the records of the Corporation; provided, however, that failure to give such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares so to be redeemed except as to the holder to whom the Corporation has failed to give such notice or except as to the holder to whom notice was defective. Each such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (D) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Corporation shall default in payment of the Redemption Price; and (E) the CUSIP number of the shares being redeemed.

5.2.	If Notice of Redemption shall have been given as aforesaid and the Corporation shall have deposited on or before the Redemption Date a sum sufficient to redeem the shares of Class A Preferred as to which Notice of Redemption has been given in trust with the Transfer Agent with irrevocable instructions and authority to pay the Redemption Price to the holders thereof, or if no such deposit is made, then upon the Redemption Date (unless the Corporation shall default in making payment of the Redemption Price). all rights of the holders thereof, as stockholders of the Corporation by reason of the ownership of such shares (except their right to receive the Redemption price thereof without interest) shall cease and terminate, and such shares shall no longer be deemed outstanding for any purpose. The Corporation shall be entitled to receive, from time to time, form the Transfer Agent the interest, if any, earned on such moneys deposited with it, and the holders of any shares so redeemed shall have no claim to any such interest. In case the holder of any shares of Class A Preferred so called for redemption shall not claim the Redemption Price for its shares within three (3) months after the date of redemption, the Transfer Agent shall. upon demand. pay over to the Corporation such amount remaining on deposit, and the Transfer Agent shall thereupon be relieved of all responsibility to the holder of such shares, and such holder “shall look only to the Corporation for payment thereof.

5.3.	Not later than 1:30 p.m., Eastern Standard Time, on the Business Day immediately preceding the Redemption Date, the Corporation shall irrevocably deposit with the Transfer Agent sufficient funds for the payment of the. Redemption Price for the shares to be redeemed on the Redemption Date and shall give the Transfer Agent irrevocable instructions to apply such funds, and, if applicable and so specified in the instructions, the income and proceeds there from, to the payment of such Redemption Price. The Corporation may direct the Transfer Agent to invest any such. available funds, provided that the proceeds of any such investment will be available to the Transfer Agent at the opening of business on such Redemption Date.

5.4	Except as other wise expressly set forth in this Section 5, nothing contained in these Restated Articles of Incorporation shall limit any legal right of the Corporation to purchase or otherwise acquire any shares of Class A Preferred at any price, whether higher or lower than the Redemption Price, in private negotiated transactions, the over-the-counter market or otherwise, provided that the Corporation may not purchase or otherwise acquire shares of Class A Preferred unless all accumulated and unpaid dividends on all outstanding shares of the Class A Preferred for all Dividend Period(s) terminating on or before the date of such purchase or acquisition shall have been or are being contemporaneously paid or set apart for payment.

5.5	If the Corporation shall not have funds legally available for the redemption of all of the shares of Class A Preferred on the Redemption Date, the Corporation shall redeem on the Redemption Date only the number of shares of Class A Preferred as it shall have legally available funds to redeem, as determined in an equitable manner, and the remainder of the shares of Class A Preferred shall be redeemed, at the option of the Corporation, on the earliest practicable date next following the day on which the Corporation shall first have funds legally available for the redemption of such shares.

5.6	Prior to calling the Class A Preferred for redemption in accordance with this Section 5, the Corporation, by resolution of its Board of Directors, shall to the extent of any such funds legally available therefor and to the extent permitted by law, declare a dividend on the Class A Preferred payable on or prior to the Redemption Date in an amount equal to any accumulated and unpaid dividends on the Class A Preferred as of such date.

6.	Reacquired Shares. Shares of the Class A Preferred that have been redeemed, purchased or otherwise acquired by the Corporation are not subject to reissuance or resale.

7.	Voting Rights. The holders of Common Stock shall have one vote per share on all on which shareholders of the Corporation have the right to vote. Except as otherwise provided by law or these Articles of Incorporation, the holders of Class A Preferred shall have no right to vote. In addition to any voting rights provided by law the holders of Class A Preferred shall have the following voting rights:

7.1.	In addition to any vote or consent of shareholders required by law, except as permitted in Sections 9.1.1 and 9.1.2 the approval of the holders of two-thirds of the outstanding shares of Class A Preferred shall be required for the Corporation: (A) to amend, alter or repeal any of the provisions of these Restated Articles of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of Class A Preferred so as to materially and adversely affect them; (B) to authorize the merger, consolidation or reclassification of the Corporation with or into another Person other than subsidiaries wholly owned directly or indirectly, by Rite Aid; (C) to dissolve, liquidate or wind up the affairs of the Corporation; (D) to authorize or issue, or obligate itself to authorize or issue, any Parity Securities or Senior Securities or (E) to amend, alter or repeal any provision of the Support Agreement.

7.2.	If at any time dividends on the Class A Preferred shall be in arrears in an amount equal to six (6) quarterly dividends, the number of directors constituting the Board of Directors of the Corporation shall be increased by two (2) and the holders of the Class A Preferred as a class shall be entitled to elect two (2) additional persons to fill such newly created directorships. At such time as all dividends accrued on the outstanding Class A Preferred have been fully paid, the rights of such holders to vote as provided in this Section 7.2 shall cease, subject to renewal from time to time upon the same terms and conditions.

During any period when the holders of the Class A Preferred have the right to vote as a class for directors as provided above, the directors so elected by the holders of the Class A Preferred shall continue in office until their successors shall have been elected or until termination of the right of the holders of the Class A Preferred to vote as a class for directors.

7.3.	With respect to any right of the holders of shares of Class A Preferred to vote on any matter whether such right is created by this Section 7, by applicable law or otherwise, no holder of any share of Class A Preferred shall be entitled to vote, and no share of Class A Preferred shall be deemed to be outstanding for the purpose of voting or determining the number of shares required to constitute a quorum, if prior to or concurrently with a determination of shares entitled to vote or of shares deemed outstanding for quorum purposes, as the case may be, funds sufficient for the redemption of such shares are irrevocably deposited with the Transfer Agent and a Notice of Redemption has been given by the Corporation or an affiliate thereof to the holders of the Class A Preferred.

8.	Additional Amounts.

8.1.	If any distributions on the Class A Preferred with respect to any fiscal year are not eligible for the dividends received deduction under the IRC (currently 70%) because of insufficient current or accumulated earnings and profits (“Qualifying Distribution”). the Corporation shall, within 120 days after the end of such fiscal year, provide notice thereof to the Transfer Agent. The Transfer Agent will mail copy of such notice to each Qualified Investor at the address specified in the records of the Transfer Agent as promptly as practicable after its receipt of such notice from the Corporation. The Corporation shall, within fifteen (15) days after such notice is given to the Transfer Agent, pay to the Transfer Agent out of funds legally available therefor an amount equal to the aggregate Additional Amount. The Transfer Agent shall distribute to each Qualified Investor the Additional Amount to which such Qualified Investor is entitled with respect to each Qualifying Distribution received by such Qualified Investor during such fiscal year. A “Qualified Investor” for purposes of this Section 8 is a holder of record during such fiscal year who was entitled to receive a Qualifying Distribution during any fiscal year.

8.2.	“Additional Amount” shall mean payment with respect to a Qualifying Distribution of an amount which. when taken together with such Qualifying Distribution, would cause the net yield in dollars (after federal income tax consequences and treating, for purposes of calculating net yield in dollars, that portion of the Qualifying Distribution otherwise treated as a return of capital as capital gain received upon the taxable sale or exchange of Class A Preferred) from the aggregate of both the Qualifying Distribution and the Additional Amount to be equal to the net yield in dollars (after federal income tax consequences) that would have been realized if the amount of the aggregate Qualifying Distribution treated as a return of capital had instead been treated as a dividend for federal income tax purposes. Such Additional Amount shall be calculated without consideration being given to the time value of money, assuming the Additional Amount is subject to tax as ordinary income, and using the maximum marginal corporate federal tax rate applicable to ordinary income and capital gains, as the case may be.

9.	Covenants. So long as any shares of Class A Preferred are outstanding, the Corporation covenants and agrees with and for the benefit of the holders of shares of Class A Preferred that:

9.1.	The Corporation shall not, without the affirmative vote or consent of holders of two-thirds of the number of shares of Class A Preferred then outstanding:

9.1.1.	amend, alter or repeal any provisions of these Restated Articles of Incorporation (existing prior to and at the time of such vote) so as to materially and adversely affect the rights, preferences, privileges or restrictions of the holders of Class A Preferred, except that this subsection (i) shall not apply to steps taken by the Corporation to issue and the issuance of other preferred stock by the Corporation, or

9.1.2.	consolidate merge, or reclassify with or into any other Person, or permit any merger of another Person into the Corporation, or enter into a voluntary liquidation or voluntary dissolution of the, Corporation or enter into a share exchange with another Person, except that the Corporation may consolidate, merge, or reclassify with or into another Person or enter a share exchange with another Person if such other Person is a corporation organized under the laws of a state of the United States, such other Person expressly assumes all obligations and commitments of the Corporation pursuant to such consolidation, merger, reclassification or share exchange, the outstanding shares of Class A Preferred are exchanged for, reclassified as or converted into shares of the surviving corporation which have preferences, limitations and relative voting and other rights substantially identical to those of the Class A Preferred, after giving effect to such merger, consolidation, reclassification or share exchange, no default, or event which with the giving of notice or passage of time or both could become a default by the Corporation of its obligations under these Restated Articles of Incorporation, shall have occurred and be continuing, and the Corporation shall have received written notice from each of the Rating Agencies, and delivered a copy of such written notice to the Transfer Agent, confirming that such merger, consolidation, reclassification or share exchange will not result in a reduction of the rating assigned by any of such Rating Agencies to the Class A Preferred then outstanding; provided, that the Corporation shall have delivered to the Transfer Agent and caused to be mailed to each holder of record of Class A Preferred, at least thirty (30) days prior to any such merger, consolidation, reclassification or share exchange becoming effective, a notice describing such merger, consolidation, reclassification or share exchange, together with an Officers’ Certificate and an Opinion of Counsel, each stating that such merger, consolidation, reclassification or share exchange complies with the requirements of these Restated Articles of Incorporation and that all conditions precedent herein provided for relating to such transaction have been complied with.

9.2.	The Corporation shall not, without the affirmative vote or consent of holders of two-thirds of the shares of Class A Preferred then outstanding, amend, alter or repeal any provision of the Support Agreement; provided, however, that an extension of the Support Agreement pursuant to the terms thereof shall not trigger a voting right under this clause or otherwise.

9.3.	So long as any shares of Class A Preferred are outstanding, the Corporation covenants and agrees with and for the benefit of the holders of shares of Class A Preferred that the Corporation shall not permit a state of affairs to exist where Rite Aid, directly or through one or more subsidiaries, at any time fails to own of record and beneficially all of the Common Stock of the Corporation, and to control a majority of the votes for the election of directors in the ordinary course and all other matters with respect to which holders of Common Stock are entitled to vote.

9.4.	The Corporation (and any of its direct or indirect subsidiaries shall set off against any payment, in cash or in kind, with respect to any indebtedness of the Corporation (or any of its direct or indirect subsidiaries) to Rite Aid or any direct or indirect subsidiary (other than the Corporation and its subsidiaries) or affiliate of Rite Aid, or with respect to any capital stock of the Corporation (or any of its direct or indirect subsidiaries) owned directly or indirectly by Rite Aid or its affiliate (other than by the Corporation, its subsidiaries or the issuer of such stock) any amount that Rite Aid is at that time obligated to pay or contribute to the Corporation under the Support Agreement (i) at any time when any dividends that were (or by the terms of the Class A Preferred should have been) declared on shares of Class A Preferred shall not have been paid on the related Dividend Payment Date. until all such dividends have been paid or set aside for payment, or (ii) in anticipation of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. This right of set-off shall not be impaired by the transfer of any such indebtedness by Rite Aid (or its direct or indirect subsidiaries and affiliates) to an unaffiliated third party.

10.	Definitions. As used in these Restated Articles of Incorporation, the following terms shall have the meanings indicated:

“Additional Amount(s)” shall have the meaning set forth in Section 8 hereof.

“Business Day” shall mean a day on which the New York Stock Exchange is open for trading and which is not a day on which banking institutions in the City of New York, New York are authorized or required by law or executive order to close.

“Corporation” shall mean this corporation, Rite Aid Lease Management Company, a California corporation.

“Dividend Payment Date” shall have the meaning set forth in Section 2.2 hereof.

“Dividend Period” is the period from a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date.

“Issue Date” shall mean February 3, 1999, the first date on which shares of Preferred Stock were issued by the Corporation. which shares were automatically converted into an equal number of shares of Class A Preferred upon the filing of these Restated Articles of Incorporation.

“Junior Securities” shall have the meaning set forth in Section 1 hereof.

“Moody’s” means Moody’s Investors Service, Inc., or its successor, so long as such agency (or successor) is in the business of rating securities of the type of the Class A Preferred.

“Notice of Redemption” shall have the meaning set forth in Section 5.1 hereof.

“Officer’s Certificate” means a certificate signed by the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Corporation.

“Parity Securities” shall have the meaning set forth in Section 1 hereof.

“Person” shall mean any individual, firm, corporation or other entity and shall include any successor (by merger or otherwise) of such entity.

“Class A Preferred” shall have the meaning set forth in Article III hereof.

“Rating Agencies” means Moody’s (and any successor thereto), Standard & Poor’s (and any successor thereto), any other nationally recognized statistical rating organizations assigning, at the Corporation’s request, ratings to the shares of Class A Preferred, and any Substitute Rating Agency.

“Record Dote” shall have the meaning set forth in Section 2.2 hereof.

“Redemption Price” shall have the meaning set forth in Section 4 hereof.

“Rite Aid” means Rite Aid Corporation, a Delaware corporation and its successors and assigns.

“Section” shall, unless the context clearly indicates otherwise, refer to a Section of Article III of these Restated Articles of Incorporation.

“Senior Securities” shall have the meaning set forth in Section 1 hereof.

“Standard & Poor’s” means Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies, Inc. or its successor, so long as such agency (or successor) is in the business of rating securities of the type of the Class A Preferred.

“Substitute Rating Agency” means a nationally recognized statistical rating organization (as that term is used in the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended) selected by the Corporation and designated as such in a certificate executed on behalf of the Corporation and filed with the corporate records of the Corporation.

“Support Agreement” means the Support Agreement between Rite Aid and the Corporation, dated as of February 3, 1999.

“Transfer Agent” means Harris Trust and Savings Bank acting as transfer agent, paying agent and registrar of the Class A Preferred, unless or until another transfer agent has been appointed as such by the Corporation.

Article IV  The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Article V    This Corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

Article VI  The amendment herein provided for shall have the effect of converting all shares of Preferred Stock outstanding on the date hereof into an equal number of shares of Class A Preferred without any action on the part of the holders thereof. All outstanding shares of Common Stock shall remain outstanding shares of Common Stock.

3.	The amendment herein provided for has been approved by the Corporation’s Board of Directors.

4.     The amendment herein provided for was approved by the required written consent of the Corporation’s shareholders in accordance with the provisions of Sections 902 and 903 of the General Corporation Law.

The Corporation’s total number of shares which were outstanding and entitled to vote or to furnish written consent with respect to the amendment herein provided for at the time of the approval thereof is 823 shares of Common Stock and 213,000 shares of Preferred Stock.

The percentage vote of the number of the aforesaid outstanding shares which is required to vote or furnish written consent in favor of the amendment herein provided for is more than fifty percent (50%) of the shares of each class, being a majority of the outstanding shares of each class.

The number of the aforesaid outstanding shares which voted or furnished a written consent in favor of the amendment herein provided for is 823 shares of Common Stock and 213,000 shares of Preferred Stock, and said number exceeded the percentage of the vote or written consent required of each class to approve the said amendment.

Signed on February 19, 1999.

/s/ Elliot S. Gerson
Name: Elliot S. Gerson
Title: Senior Vice President

/s/ William J. Morehouse
Name: William J. Morehouse
Title: Assistant Secretary

On this 19th day of February, 1999, in the City of Philadelphia in the State of Pennsylvania, each of the undersigned does hereby declare under penalty of perjury that he signed the foregoing Certificate of Amendment of Articles of Incorporation in the official capacity set forth beneath his signature, and that the statements set forth in said certificate are true of his own knowledge.

/s/ Elliot S. Gerson
Name: Elliot S. Gerson
Title: Senior Vice President

/s/ William J. Morehouse
Name: William J. Morehouse
Title: Assistant Secretary